Exhibit 4.4

October 19, 2022

PRIVATE AND CONFIDENTIAL

PRIME HARVEST, INC.

1210 Olive Street

Ramona, California 92064

Attention: E. Duane Alexander, President, Chief Executive Officer and Director

Re: Marketing Administrative Agreement (Reg A Offerings)

Dear E. Duane,

Hybrid Financial Ltd. (“Hybrid”) is pleased to provide marketing services to Prime Harvest, Inc. (the “Company”) as more fully set out in this letter agreement (the “Agreement”). The purpose of this Agreement is to set forth the terms and conditions pursuant to which the Company will engage Hybrid to provide such services.

1.	Services

Hybrid’s services to the Company will commence on November 1, 2022 and will include assisting in all aspects of a marketing campaign for the Company, including, but not be limited to:

Regulation A Services

●	Provide services required for completion of the Company’s Offering including but not limited to:

o	Customized database generation and maintenance

o	Unlimited inbound call servicing during term of Agreement

o	Up to 1000 outbound servicing calls per month (for additional outbound calls see schedule C - “Enhancement of Services”)

o	Inbound and outbound email strategy with approved templates to qualified interested recipients

o	Script and messaging to be approved by the Company

●	Monthly reporting:

o	Detailed monthly report including: summary of calls made and emails sent and pipeline contact information

The description of Hybrid’s services under this Agreement may be modified or supplemented in the schedules to this Agreement.

During the course of providing its services hereunder, Hybrid may utilize one or more alias contacts and may access third party databases in order to increase the efficiency of its outreach in accordance with past practice. The Company consents to such practice. The Company agrees that in the course of this mandate, Hybrid shall use the email address given by the Company and the Company consents to such use.

Toronto office:		Montreal office:
222 Bay Street West, Suite 2600		2020 Robert Bourassa Blvd., Suite 2230
Toronto, ON M5K 1B7	www.hybridfinancial.com	Montreal, QC H3A 2A5

2.	Information

The Company will make available or cause to be made available to Hybrid and its counsel and advisors on a timely basis, all information pertaining to the Company. The Company also agrees to provide Hybrid with timely access to appropriate personnel of the Company.

Hybrid shall be entitled to rely upon such information and all other information that is filed by the Company with applicable regulators or other similar authorities, and Hybrid shall be under no obligation to verify independently any such information so provided to or otherwise obtained by Hybrid. Hybrid shall also be under no obligation to determine whether there have been or to investigate any changes in any of such information occurring after the date of the same where provided or obtained.

Upon Hybrid being provided updated and/or corrected information by the Company, Hybrid undertakes to promptly stop using the previously provided or gathered information and undertakes to use only such updated and/or corrected information. By providing Hybrid with its contact list, the Company gives Hybrid permission to use this information for outbound communication initiatives.

3.	Term of Engagement

Hybrid will provide services to the Company as provided in this Agreement from the start date for an initial period of three (3) months (the “Initial Period”}. The Company may terminate this Agreement during the Initial Period only if Hybrid has committed certain events of bankruptcy or insolvency, hast lost any registration, licence or other authorization required to perform its services thereunder or is in material breach or default of provisions hereof.

Should the Company request a pause in Hybrid’s services during the Initial Period, the duration of this pause shall count towards the Initial Period of this Agreement unless approved in writing by Hybrid.

Upon expiration of the Initial Period the Agreement shall be automatically renewed for successive one (1) month periods thereafter (each a “Renewal Term”) until written notice of termination is provided to Hybrid by the Company at least fifteen (15) days prior to the end of the Initial Term or the Renewal Term.

Toronto office:		Montreal office:
222 Bay Street West, Suite 2600		2020 Robert Bourassa Blvd., Suite 2230
Toronto, ON M5K 1B7	www.hybridfinancial.com	Montreal, QC H3A 2A5

4.	Compensation

In connection with this engagement, the Company agrees to provide Hybrid with the compensation set out in Schedule B attached hereto, which schedule forms part of this Agreement and the consideration for which is the entering into of this Agreement and the provision of services hereunder.

Hybrid reserves the right to discontinue or suspend delivering services at any time in its discretion, including if payment is outstanding. With respect to any outstanding compensation, charges or expenses owing to Hybrid under this Agreement, Hybrid reserves the right to recover from the Company accrued interest and reasonable costs of collection, including attorneys’ fees..

5.	Other Matters

This Agreement incorporates the entire agreement between parties, and no waiver, amendment or other modification of this Agreement will be effective unless in writing and signed by both the Company and Hybrid. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario. All financial references in this Agreement are to US dollars unless otherwise indicated. If any provision hereof shall be determined to be invalid or unenforceable in any respect such determination shall not affect such provision in any other respect or any other provision hereof. Headings used herein are for convenience of reference only and shall not affect the interpretation or construction of this Agreement. It is understood that this Agreement supersedes any previous verbal or written Agreement between Hybrid and the Company with respect to the subject matter hereof.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

Toronto office:		Montreal office:
222 Bay Street West, Suite 2600		2020 Robert Bourassa Blvd., Suite 2230
Toronto, ON M5K 1B7	www.hybridfinancial.com	Montreal, QC H3A 2A5

6.	Acceptance

Please confirm that the foregoing is in accordance with the Company’s understanding by signing and returning the attached duplicate copy of this Agreement, which shall thereupon constitute a binding Agreement between Hybrid Financial Ltd. and Prime Harvest, Inc.

Yours very truly,
/s/ Steven Marsha
Steven Marsha
President and CEO
Hybrid Financial Ltd.

The foregoing is in accordance with our understanding and is accepted and agreed by us as of the date first written above.

PRIME HARVEST, INC.

By:	/s/ EulenthiusAlexander
E. Duane Alexander,President, Chief
Executive Officer and Director
I have the authority to bind the corporation and certify that I have not made any changes to this contract.

Toronto office:		Montreal office:
222 Bay Street West, Suite 2600		2020 Robert Bourassa Blvd., Suite 2230
Toronto, ON M5K 1B7	www.hybridfinancial.com	Montreal, QC H3A 2A5

SCHEDULE “B” COMPENSATION

In consideration for the performance of the services by Hybrid pursuant to the letter agreement to which this Schedule B is attached (the “Agreement”), the Company hereby agrees to compensate Hybrid as follows:

1.	A monthly fee of $15,000.00 USO, plus applicable tax, commencing in the first month of the Initial Term for the services described in the Agreement, inclusive of all costs and charges incurred by Hybrid in connection with performing the services, including without limitation the following:

●	Database maintenance and management

●	Unlimited inbound calls

●	Up to 1,000 outbound services calls

●	Inbound and outbound email services

Hybrid shall issue monthly invoices, in advance, in respect of the Services to be performed. In each instance, invoices are payable within ten (10) days of receipt.

Hybrid reserves the right to discontinue or suspend delivering services under the Agreement at any time in its discretion, including if payment is outstanding. With respect to any outstanding compensation, charges or expenses owing to Hybrid under this Agreement, Hybrid reserves the right to recover from the Company accrued interest and reasonable costs of collection, including attorneys’ fees..

Toronto office:		Montreal office:
222 Bay Street West, Suite 2600		2020 Robert Bourassa Blvd., Suite 2230
Toronto, ON M5K 1B7	www.hybridfinancial.com	Montreal, QC H3A 2A5

SCHEDULE “C” ENHANCEMENT OF SERVICES

Should the Company decide to enhance the scope of the performance of the services by Hybrid pursuant to the letter agreement to which this Schedule C is attached {the “Agreement”), the Company hereby agrees to compensate Hybrid as follows:

1.	A monthly fee in advance of $7,500 USO, plus applicable tax for the Services:

●	Up to 500 additional outbound calls per month

●	Administrative functions and database maintenance resulting from increase in outbound call activity.

Upon written request from the Company to increase outbound call activity, Hybrid shall issue an invoice, in advance, in respect of the Services to be performed. In each instance, invoices are payable within ten {10) days of receipt.

Hybrid reserves the right to discontinue or suspend delivering services under the Agreement at any time in its discretion, including if payment is outstanding. With respect to any outstanding compensation, charges or expenses owing to Hybrid under this Agreement, Hybrid reserves the right to recover from the Company accrued interest and reasonable costs of collection, including attorneys’ fees..

Toronto office:		Montreal office:
222 Bay Street West, Suite 2600		2020 Robert Bourassa Blvd., Suite 2230
Toronto, ON M5K 1B7	www.hybridfinancial.com	Montreal, QC H3A 2A5

SCHEDULE “D” CONTRACT EXTENSION

In consideration for the performance of the services by Hybrid pursuant to the letter agreement to which this Schedule D is attached (the “Agreement”), the Company hereby agrees to compensate Hybrid as follows:

1.	A monthly fee of $15,000.00 USD, plus applicable tax, for the services:

●	Database maintenance and management

●	Unlimited inbound calls

●	Up to 1,000 outbound services calls

●	Inbound and outbound email services

Hybrid shall issue monthly invoices, in advance, in respect of the Services to be performed. In each instance, invoices are payable within ten (10) days of receipt.

Toronto office:		Montreal office:
222 Bay Street West, Suite 2600		2020 Robert Bourassa Blvd., Suite 2230
Toronto, ON M5K 1B7	www.hybridfinancial.com	Montreal, QC H3A 2A5